                                                                                                Exhibit 99.1

                                                News
                            Release

                                                                                                                                                      Vectren Corporation
                                                                          P.O. Box 209
                                                                              Evansville, IN 47702-0209

Investor Contact                                           Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact                                Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

August 1, 2007

Vectren Corporation Reports Second Quarter 2007 Results

•	Vectren second quarter earnings per share increased to $0.21 from $0.06 a year ago
•	2007 earnings guidance increased
•	South Gas base rate order received from Indiana Commission

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported second quarter 2007 net income of $16.0 million, or $0.21 per share, compared to $4.3 million, or $0.06 per share, in the second quarter of 2006.  Synfuel-related results included in net income for the quarter were earnings of $1.4 million, or $0.02 per share in 2007, compared to a loss of $(5.0) million, or $(0.07) per share, in 2006.  The increase in 2007 results, exclusive of synfuel-related results, is primarily attributable to higher nonutility operating results.

Net income for the first six months of 2007 was $86.1 million, or $1.13 per share, compared to $61.9 million, or $0.82 per share, in 2006.  Synfuel-related results included in net income for the first six months of 2007 were earnings of $4.8 million, or $0.06 per share, compared to a loss of $(4.3) million, or $(0.06) per share, in 2006.  The increase in 2007 results, exclusive of synfuel-related results, is primarily attributable to higher gas and electric utility margins, including the impact of favorable weather year over year, and higher nonutility operating results.

“We are very encouraged with the second quarter and year-to-date results,” said Niel C. Ellerbrook, Chairman, President and CEO.  “We have worked diligently to provide more stable utility earnings through implementation of weather normalization and lost margin recovery mechanisms.  Our primary nonutility businesses complement our strong utility foundation which has helped us improve returns while becoming a leader in assisting customers in managing their energy costs.”

Ellerbrook added, “We have also made great strides in expanding our Conservation/Energy Efficiency campaign which is designed to help our customers reduce their energy consumption through the use of online tools, education, rebates and specialized customer service representatives.  Today, the Indiana Utility Regulatory Commission (IURC) approved an increase to the natural gas rates and the implementation of a lost margin recovery mechanism for our Vectren South gas service territory.  This change in rate design, which is already in place in our Vectren North and Ohio gas operations, better aligns our interests with those of our gas customers.”

Summary Results
•
Utility earnings increased $0.9 million, or $0.01 per share in the quarter, and $8.4 million, or $0.11 per share year to date, due primarily to the combined impact of increased residential and commercial usage and lost margin recovery allowed in current rates, and favorable weather in the company’s Ohio and electric territories, offset somewhat by higher operating costs such as depreciation on plant additions.

•
Nonutility operating businesses increased quarter over quarter earnings $4.2 million, or $0.05 per share, and increased year to date earnings $6.3 million, or $0.08 per share.  The increases, exclusive of any impact from synfuel-related activities, were primarily attributable to higher ProLiance earnings of $1.3 million in the quarter and $5.3 million year over year as a result of increased storage capacity and greater optimization opportunities.  During the second quarter, earnings from Miller Pipeline (Miller) increased $2.7 million.  As a result of the seasonal loss Miller experienced in the first quarter, the year to date increase in earnings from Miller approximates $1.4 million.  These increases are due largely to Vectren’s 100 percent ownership in 2007, more large gas construction projects, and price increases.  Further, Energy Systems Group’s increased earnings contribution of $0.5 million in the quarter and $1.2 million year over year is primarily due to higher revenues resulting from the record December 31, 2006 backlog.

2007 Earnings Guidance Increased

Because of strong year to date results, the company increased its annual earnings guidance, excluding synfuels-related results, to a range of $1.75 to $1.85 from a range of $1.65 to $1.80.

•	2007 Earnings Guidance, exclusive of synfuel-related results $1.75 to $1.85
•	Expected synfuel-related results $0.11 to $0.13
•	Total 2007 Earnings Guidance $1.86 to $1.98

This earnings expectation assumes normal weather in the company’s electric and Ohio service territories for the remainder of the year, approval of our Vectren South Electric rate settlement agreement within an expected time frame, and average volatility in the wholesale natural gas markets affecting ProLiance.  However, changes in these events or other circumstances the company cannot anticipate could materially impact earnings, and could result in earnings for 2007 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Regular Quarterly Dividend

The Board of Directors approved the regular quarterly common stock dividend of 31 ½ cents per share, unchanged from the prior quarter.  The dividend will be payable September 4, 2007 to shareholders of record at the close of business on August 15, 2007.  Vectren previously increased its quarterly dividend December 1, 2006, extending Vectren and predecessor companies’ record of increasing annual dividends paid to 47 consecutive years.

Vectren South Gas Base Rate Order Received

Today, the company received an order from the IURC which approved the settlement agreement, with a minor modification, previously reached with the Indiana Office of the Utility Consumer Counselor (OUCC) and other interveners regarding its Vectren South gas rate case.  The order provided for a base rate increase of $5.1 million and an allowed return on equity (ROE) of 10.15 percent, with an overall rate of return of 7.20 percent on rate base of $121.7 million.  The order also includes removal of $2.6 million of costs from base rates to be recovered through existing tracking mechanisms.

Further, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases.  The accounting treatment allows for the continuation of the accrual for allowance for funds used during construction (AFUDC) and the deferral of depreciation expense after the projects go in service but before they are included in base rates.  To qualify for this treatment, the annual expenditures are limited to $3.0 million and the treatment cannot extend beyond three years on each project.

With this order, the company now has in place for its South gas territory weather normalization, a conservation and decoupling tariff, tracking of gas cost expense related to bad debts and unaccounted for gas through the existing gas cost adjustment mechanism, and tracking of pipeline integrity expense.  The allowed ROE of 10.15 percent recognizes these various regulatory mechanisms.

Vectren South Electric Base Rate Settlement

On April 20, 2007, the company announced it had reached a settlement agreement with the OUCC and other interveners regarding the proposed changes to the base rates and charges for its electric distribution business in southwestern Indiana. The settlement agreement provides for an approximate $60.8 million electric rate increase to cover the company’s cost of system growth, maintenance, safety and reliability. If approved, this increase marks the first time in the past 13 years that the company’s electric base rates have been adjusted.

The settlement provides for, among other things: timely recovery of certain new electric transmission investments made and ongoing costs associated with the Midwest Independent System Operator (MISO); operations and maintenance (O&M) expense increases related to managing the aging workforce, including the development of expanded apprenticeship programs and the creation of defined training programs to ensure proper knowledge transfer, safety and system stability; increased O&M expense necessary to maintain and improve system reliability; customer benefit from the sale of wholesale power by Vectren sharing evenly with customers any profit earned above or below $10.5 million of wholesale power margin; recovery of and return on the investment in demand side management programs to help encourage conservation during peak load periods; and an overall rate of return of 7.32 percent and an ROE of 10.4 percent.

A hearing before the IURC was held on May 3, 2007 with the final briefing filed May 18, 2007, and the Company is expecting an order in late summer.

Ohio Lost Margin Recovery/Conservation Order Affirmed

In June 2007, the Public Utilities Commission of Ohio (PUCO) approved a settlement that provides for the implementation of a lost margin recovery mechanism and a related conservation program for the company’s Ohio operations.  This order confirms the guidance the PUCO previously provided in a September 2006 decision.  The conservation program, as outlined in the September 2006 PUCO order and as affirmed in this order, provides for a two year, $2 million total conservation program to be paid by the company, as well as a sales reconciliation rider intended to be a recovery mechanism for the difference between the weather normalized revenues actually collected by the company and the revenues approved by the PUCO in the company’s most recent rate case.  Approximately 60 percent of the company’s Ohio customers are eligible for the conservation programs.  The Ohio Consumer Counselor (OCC) and another intervener have requested a rehearing of the June 2007 order.  In accordance with accounting authorization previously provided by the PUCO, the company began recognizing the impact of the September 2006 order on October 1, 2006, and has recognized cumulative revenues of $2.5 million, of which $1.2 million has been recorded in 2007.  The OCC has appealed the PUCO’s accounting authorization and the case is currently pending before the Ohio Supreme Court.  Since October 1, 2006, the Company has been ratably accruing its $2 million commitment.

Indiana Conservation Programs Working As Planned

In December 2006, the IURC approved a settlement agreement that provides for a five year energy efficiency program. It allows the company’s Indiana utilities to recover a majority of the costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism. The order was implemented in the North service territory in December 2006 and provides for recovery of 85 percent of the difference between weather normalized revenues actually collected by the company and the revenues approved in the company’s most recent rate case.  A similar approach to recovery will commence in the South gas territory now that new base rates have been approved, allowing for recovery of 100 percent of the difference between weather normalized revenues actually collected by the company and the revenues approved in that rate case.

The company’s Conservation Connection public education initiative involves extensive customer education, as well as rebates and an online energy tool, to proactively help customers use less natural gas. Through June, nearly 40,000 customers have used the online energy audit or bill analyzer tools; over $800,000 has been awarded through nearly 5,500 rebates; and over 13,000 customer calls have come into the Conservation Connection call center.

Vectren North (Indiana Gas Company, Inc.) Base Rate Filing

In May 2007, the company filed a petition with the IURC to adjust its gas base rates and charges in its North service territory.  The petition requests an increase of approximately $41 million in rates, or about a 5 percent increase, to recover the ongoing costs of operating, maintaining and expanding the approximately 12,000-mile distribution and storage system used to serve more than 565,000 natural gas customers.  Components of the increase include return on additional utility infrastructure investment, costs associated with federally-mandated pipeline integrity, inspection, other reliability programs, and aging workforce.  A hearing on the company’s request before the IURC is scheduled for late August 2007.

Vectren North Gas Cost Reductions

In May 2007, Vectren North customers began receiving a $37 million reduction to their gas costs spread over two years due to the recent restructuring of certain of its natural gas pipeline supply agreements.  The savings are due to the strategic purchases and aggregations that ProLiance Energy LLC has been able to make on behalf of Vectren North’s customers.  This was made possible partially as a result of customer conservation efforts which results in reduced natural gas consumption and a decrease in the pipeline capacity required to meet customer demand.  This price reduction is in addition to the actual cost of the gas that is saved when customers conserve.

Vectren Decision to Withdraw from Integrated Gasification Combined Cycle (IGCC) Project

The company today announced that it has determined to not participate in the proposed Edwardsport IGCC generating plant with Duke Energy.  Based upon a review and analysis of the company’s expected electric generation requirements, the expected demand for energy on the system may be more appropriately satisfied through other alternatives, including natural gas peaking generation, purchased power, renewable resources, and increased customer conservation.

“The Edwardsport IGCC project is a great project for Duke Energy and the State of Indiana, and we strongly support the project and its completion,” said Ellerbrook. “Following a thorough review and analysis of our circumstances, we concluded that participating in additional base load capacity of the scale, scope and timing of this project was not compatible with the expected demand on our system. This project was one of several alternatives we considered to meet the future needs of our customers. Our decision today removes this project from our options and we will continue to study other alternatives. We have an obligation to serve our customers in Southwestern Indiana and we will do our best to meet that commitment in the most effective manner possible,” Ellerbrook added.

Utility Group Discussion

The Utility Group’s 2007 earnings for the quarter ended June 30, 2007, were $8.0 million compared to $7.1 million in 2006 and $58.9 million for the six months ended June 30, 2007, compared to $50.5 million in 2006.  The increases in Utility Group earnings resulted from increased residential and commercial usage, including lost margin recovery and favorable weather in the Ohio and electric territories. The increase was offset somewhat by increased operating costs including depreciation expense.

In the company’s electric and Ohio natural gas service territories that are not protected by weather normalization mechanisms, management estimates the margin impact of weather experienced during the 2007 second quarter to be $1.4 million favorable compared to normal and $3.0 million favorable compared to the prior year.  Year to date, management estimates the margin impact of weather experienced during 2007 to be $0.6 million favorable compared to normal and $6.6 million favorable compared to the prior year.

Gas Utility Margin
For the three and six months ended June 30, 2007, gas utility margins were $77.3 million and $236.9, respectively, an increase of $6.7 million quarter over quarter and $22.6 million year over year.  Residential and commercial customer usage, including lost margin recovery, increased margin $4.7 million during the quarter and $11.9 million year over year.  Year to date, Ohio weather was 3 percent warmer than normal, but 11 percent colder than the prior year and resulted in an estimated increase in margin of approximately $2.4 million compared to 2006.  Lastly, costs recovered dollar-for-dollar in margin associated with tracked expenses and revenue and usage taxes increased gas margin $2.0 million in the quarter and $7.9 million year over year.

Electric Utility Margin
Retail & Firm Wholesale Margin
Electric retail and firm wholesale utility margins were $67.1 million and $128.5 million for the three and six months ended June 30, 2007.  These represent increases over the prior year periods of $4.0 million and $5.4 million, respectively.  Management estimates the period over period increases in usage by residential and commercial customers due to weather to be $3.0 million in the quarter and $4.2 million year to date. Return on pollution control investments increased margin $0.9 million in the quarter and $1.2 million year over year.

Margin from Asset Optimization Activities
For the three and six months ended June 30, 2007, net asset optimization margins were $4.4 million and $10.5 million, which represents increases of $2.4 million and $1.4 million, compared to 2006.  The increases are primarily due to losses on financial contracts experienced in 2006 offset partially by lower availability of generating units for off system sales in 2007, due largely to the retirement of 50 MW of owned generation on Dec. 31, 2006.

Other Operating
For the three and six months ended June 30, 2007, other operating expenses were $65.6 million and $132.8 million, which represent increases of $6.0 million and $11.6 million, compared to 2006.  Pass-through costs, including costs funding new Indiana energy efficiency programs that are recovered in utility margin, increased $1.6 million in the quarter and $6.4 million year over year. Increases in operating costs associated with lost margin recovery and conservation initiatives that are not directly recovered in margin were $0.5 million in the quarter and $1.1 million year over year.  The remaining increases are primarily due to increased wage and benefit costs, other operating cost increases, and timing of expenses.

Depreciation & Amortization
For the three and six months ended June 30, 2007, depreciation and amortization expenses were $39.8 million and $79.0 million, which represents increases of $2.1 million and $4.2 million compared to 2006.  The increases were primarily due to increased utility plant.

Taxes Other Than Income Taxes
For the three and six months ended June 30, 2007, taxes other than income taxes were $14.1 million and $38.3 million, which represent increases of $2.5 million and $3.9 million compared to 2006.  The increases result from increased property taxes and higher revenues subject to taxes.

Utility Group Other-net
Other-net reflects income of $2.2 million for the quarter and $4.9 million year to date, increases of $0.3 million and $2.1 million compared to prior year periods. The increase is attributable to an increase in capitalized interest on utility plant.

Utility Group Interest Expense
For the three and six months ended June 30, 2007, interest expense was $18.6 million and $38.0 million, which represents an increase in the quarter of $0.4 million and a year to date decrease of $0.2 million compared to 2006.  The changes reflect higher interest rates associated with short term borrowings in the second quarter and are partially offset by the impact of financing transactions completed in October 2006, in which about $93 million in debt related proceeds were raised and used to retire higher interest rate debt.

Utility Group Income Taxes
Federal and state income taxes were $5.4 million for the quarter and $34.7 million year to date, increases of $1.5 million and $3.6 million compared to the prior year periods. Year to date, the increase in income taxes due to higher pretax income was offset somewhat by a lower effective tax rate.

Nonutility Group Discussion

All amounts following in this section are after tax.  Results reported by business group are net of Nonutility group corporate expense.

The company’s primary nonutility operations contributed earnings of $6.6 million in the three months ended June 30, 2007, an increase of $4.6 million compared to 2006.  Year to date earnings from these primary nonutility operations were $21.9 million, an increase of $6.4 million compared to 2006.  Primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies.  Energy Marketing and Services contributed quarterly earnings of $1.9 million in 2007 compared to $0.3 million in 2006. Coal Mining operations contributed quarterly earnings of $0.7 million in 2007 compared to $0.9 million in 2006.  Energy Infrastructure Services contributed quarterly earnings of $4.0 million in 2007 compared to $0.8 million in 2006.  Energy Marketing and Services contributed year to date earnings of $17.6 million in 2007 compared to $13.2 million in 2006.  Coal Mining operations contributed year to date earnings of $2.3 million in 2007 compared to $2.7 million in 2006.

Energy Infrastructure Services contributed year to date earnings of $2.0 million in 2007 compared to a loss of $(0.4) million in 2006.

Synfuel-related results for the quarter were earnings of $1.4 million, or $0.02 per share, in 2007, compared to a loss of $(5.0) million, or $(0.07) per share, in 2006.  Year to date earnings from Synfuels-related results totaled $4.8 million, or $0.06 per share.    Results in 2007 include a $1.2 million after tax mark to market loss on financial contracts related to 2007 production in the quarter and a $0.8 million after tax mark to market loss year to date.  In 2007, synfuel production is fully hedged.  In 2006, losses from Synfuel-related activities were $(4.3) million, or $(0.06) per share, and included a second quarter $(5.7) million after tax charge to write off the company’s investment in Pace Carbon Synfuels LP.

Energy Marketing and Services
Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses. Net income generated by Energy Marketing and Services for the three months June 30, 2007, was $1.9 million compared to $0.3 million in 2006.  Year to date earnings were $17.6 million in 2007 compared to $13.2 million in 2006.

ProLiance provided the primary earnings contribution, which totaled $2.5 million in the second quarter of 2007 compared to $1.2 million in 2006. Year to date, ProLiance earned approximately $17.8 million compared to $12.5 million in 2006. ProLiance’s storage capacity was 40 Bcf at June 30, 2007 compared to 34 Bcf at the end of 2006.  Increased storage capacity and greater optimization opportunities were the primary reasons for the increase in earnings.  Firm storage capacity will increase to 45 Bcf in early 2008 and to 49 Bcf by the end of 2008.

Vectren Source’s earnings totaled $0.2 million in the second quarter of 2007 compared to a loss of $(0.2) million in 2006.  Year to date, Vectren Source earned approximately $0.9 million compared to $1.7 million in 2006.  The decrease in year to date earnings was primarily due to lower unit margins offset partially by weather insurance proceeds.  Vectren Source’s customer count at June 30, 2007, was 154,000 customers as compared to the prior year quarter of 149,000.

Coal Mining Operations
Coal Mining Operations mine and sell coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining operations second quarter earnings were $0.7 million compared to $0.9 million in 2006.  Year to date, Coal Mining operations earned approximately $2.3 million compared to $2.7 million in 2006.  The slight declines are primarily due to the non-recurring production loss during the replacement of seals in the company’s underground mine to comply with changes in the Mine Safety and Health Administration (MSHA) guidelines.  These decreases are offset somewhat by reduced operating costs from highwall mining at the Cypress Creek surface mine.  The full year use of highwall mining at the Cypress Creek mine is expected to continue to provide additional tons and lower operating costs in 2007 and 2008.

Energy Infrastructure Services
Energy Infrastructure Services provides energy performance contracting operations through Energy Systems Group (ESG) and underground construction and repair to utility infrastructure through Miller Pipeline (Miller).   Energy Infrastructure’s operations contributed earnings of $4.0 million in the second quarter of 2007 compared to $0.8 million in 2006.  Year to date earnings were $2.0 million in 2007 compared to a loss of $(0.4) million in 2006.

Miller’s 2007 earnings were $2.8 million in the second quarter, compared to $0.1 million in 2006.  Year to date, Miller earned approximately $1.1 million in 2007 compared to a loss of $(0.3) million in 2006.  The increase in Miller’s earnings contribution is due to Vectren’s 100 percent ownership in 2007, more large gas construction projects, and price increases.  Miller’s contribution to earnings in 2007 is expected to continue to benefit from price increases effective in the second quarter and from several large gas pipeline projects for the remainder of the year.

ESG’s 2007 earnings were $1.5 million in the second quarter, compared to $1.0 million in 2006.  Year to date, ESG earned approximately $1.3 million in 2007 compared to $0.1 million in 2006.  The increases are primarily due to higher revenues resulting from the record December 31, 2006 backlog.  At June 30, 2007, ESG’s backlog was $66 million, compared to $68 million at Dec. 31, 2006, and $75 million at June 30, 2006.  Additionally, ESG signed approximately $30 million in new contracts in July 2007.

Live Webcast on August 2, 2007

Vectren’s financial analyst call will be at 11:00 am Eastern Time, August 2, at which time management will discuss financial results and earnings guidance.  To participate in the call, analysts are asked to dial 1-877-857-6161.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren

Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Forward-Looking Statements

All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company’s actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to, factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints; increased competition in the energy environment including effects of industry restructuring and unbundling; regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases; financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight; economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations; increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense; changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks; the performance of projects undertaken by the Company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the realization of synfuel income tax credits and the Company’s coal mining, gas marketing, and energy infrastructure strategies; direct or indirect effects on the Company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries; employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, or work stoppages; legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures; costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving inadvertent violations of state and federal laws; changes in federal, state or local legislative requirements, such as changes in tax laws or rates, environmental laws, including laws governing greenhouse gases, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s annual report on Form 10-K filed on February 16, 2007 and Vectren’s quarterly report on Form 10-Q to be filed on, or about, August 3, 2007.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

Please SEE ATTACHED unaudited schedules for additional financial information